UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL INFORMATION



         The following unaudited pro forma condensed combined financial information gives effect to the merger of A&P and Pathmark completed on December 3, 2007. The merger transaction will be accounted for using the purchase method of accounting, in accordance with accounting principles generally accepted in the United States, with A&P as the "acquiror" and Pathmark as the acquired company.

         These pro forma financial statements and adjustments are based on preliminary estimates and assumptions made by management and have been made solely for purposes of developing these pro forma financial statements for illustrative purposes necessary to comply with the requirements of the SEC. These pro forma financial statements are not necessarily indicative of the results of operations that would have been achieved had the merger transaction actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The transaction was completed on December 3, 2007 and had been subject to regulatory approval which was recently received and accordingly access to information required to prepare the pro forma financial statements was limited prior to consummation of the merger. The actual results of the transaction reported by the combined company in periods following the merger may differ from that reflected in these pro forma financial statements depending on the actual amount of assets acquired after required regulatory disposals and the final fair values assigned to amortizable assets and liabilities.

         You should read the pro forma financial information in conjunction with A&P's and Pathmark's audited historical consolidated financial statements and accompanying footnotes in A&P's current Report on Form 8-K, dated October 24, 2007, which revises A&P's Form 10-K for the fiscal year ended February 24, 2007 and Pathmark's Annual Report on Form 10-K for fiscal year ended February 3, 2007 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended September 8, 2007 for A&P and August 4, 2007 for Pathmark.

         During the first half of fiscal year 2007, A&P classified its assets in the Midwest and the Greater New Orleans area as "Assets Held for Sale" on its Form l0-Q Consolidated Balance Sheet pursuant to the requirements of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 requires that once properties are identified as held for sale, they are no long depreciated, valued on an asset-by asset basis at the lower of carrying amount or fair value less costs to sell, and reclassified as a current asset to "Assets held for sale" on A&P's Consolidated Balance Sheet. As of September 8, 2007, sale transactions for a majority of the Midwest locations have been completed, with final negotiations pending on one store location. In addition, in accordance with SFAS 144, the criteria necessary to classify the operations in both the Greater New Orleans area and the Midwest as discontinued have been satisfied and as such, have been reclassified in A&P's Consolidated Statements of Operations for the 28 weeks ended September 8, 2007 and September 9, 2006. The disposition of the stores in the Greater New Orleans area were completed during the second half of fiscal 2007. The pro forma balance sheet has not been adjusted to reflect the impact of the disposition of the final store location in the Midwest and the stores in the Greater New Orleans area as proceeds approximated net book value and any adjustments are considered immaterial.

         The pro forma financial statements and adjustments reflect that the acquisition of Pathmark was financed through cash, issuance of stock, an asset backed lending facility and a bridge loan. The Company intends to refinance the bridge loan subsequent to the acquisition; however, there can be no assurance that this will occur.

              Unaudited Pro Forma Condensed Combined Balance Sheet
                             As of September 8, 2007
            (dollars in millions, except share and per share amounts)



                                                                                   Acquisition
                                                                  Acquisition          Date
                                           Historical Historical   Pro Forma        Pro Forma
                                               A&P     Pathmark   Adjustments  Note  Combined
                                           ---------- ----------  -----------  ---- -----------

ASSETS
Current assets:
     Cash and cash equivalents                76.2        33.2                         109.4
     Restricted cash                         193.9                  (190.0)     (4)      3.9
     Accounts receivable, net                 84.1        21.0                         105.1
     Inventories                             314.2       187.4          7.5     (3)    509.1
     Prepaid expenses and other
     current assets                           85.5        92.5         17.9     (8)    195.9
     Assets held for sale                     73.1                                      73.1
       Total current assets                  827.0       334.1       (164.6)           996.5
Non-current assets:
     Property -- net                         777.0       520.7        538.9     (3)  1,836.6
     Investments in Metro Inc.               391.4                   (391.4)    (6)      0.0
     Other assets                            171.2       126.0         55.0     (5)    289.0
                                                                       (6.6)    (3)
                                                                     (119.6)    (8)
                                                                       63.0     (3)
     Goodwill                                            144.7       (144.7)    (3)    563.8
                                                                      563.8     (3)
                                        ----------     -------      --------         --------
Total assets                               2,166.6     1,125.5        393.8          3,685.9
                                        ==========     =======      ========         =======



The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.



                                                                                   Acquisition
                                                                  Acquisition          Date
                                           Historical Historical   Pro Forma        Pro Forma
                                               A&P     Pathmark   Adjustments  Note  Combined
                                           ---------- ----------  -----------  ---- -----------



LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt           0.1      39.4       (39.4)     (4)     0.1
     Current portion of obligations under
     capital leases                              1.4      10.7                         12.1
     Accounts payable                          164.5      84.3                        248.8
     Accrued and other liabilities             318.4     143.5                        461.9
       Total current liabilities               484.4     277.9       (39.4)           722.9
Non-current liabilities:
     Long-term debt                            221.0     422.7        39.4      (4)   784.2
                                                                    (462.1)     (4)
                                                                      (6.8)     (4)
                                                                     200.0      (4)
                                                                     370.0      (4)
     Long-term obligations under capital
     leases                                     28.7     154.1                        182.8
     Long-term real estate liabilities         304.5                                  304.5
     Common stock warrants                                           177.0      (4)   177.0
     Other non-current liabilities             677.1     168.2        16.0      (7)   882.3
                                                                      21.0      (8)
                                            --------   -------      ------          -------
       Total liabilities                     1,715.7   1,022.9       315.1          3,053.7
Stockholders' equity:
     Common stock                               42.0       0.5        (0.5)     (3)    48.8
                                                                       6.8      (4)

     Common stock warrants                                69.7       (69.7)     (3)     1.1
                                                                       1.1      (4)

Additional paid-in capital                     225.6     761.7      (761.7)     (3)   447.6
                                                                     210.8      (4)
                                                                      11.2      (4)

Additional other comprehensive income          162.1    (39.6)        39.6      (3)    17.0
                                                                    (145.1)     (6)
Accumulated earnings (deficit)                  21.2   (689.7)       689.7      (3)   117.7
                                                                      (2.3)     (2)
                                                                     (46.3)     (6)
                                                                     145.1      (6)
                                            --------   ------- -----------          -------
Total stockholders' equity                     450.9     102.6        78.7            632.2
                                            --------           -----------          -------
Total liabilities and stockholders' equity   2,166.6   1,125.5       393.8          3,685.9
                                            ========   ======= ===========          =======



The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

               Unaudited Pro Forma Condensed Combined Statement of Operations
                            For the Fiscal Year Ended February 24, 2007
                 (dollars in millions, except share and per share amounts)




                                     Historical                               Acquisition
                                         A&P     Pathmark   Acquisition        Date Pro
                                      Feb. 24,   Feb. 3,     Pro Forma           Forma
                                        2007     2007 (1)   Adjustments  Note  Combined
                                     ----------  --------   -----------  ---- -----------

Sales                                  5,369.2   4,058.0                       9,427.2
Cost of merchandise sold              (3,702.9) (2,875.2)                     (6,578.1)
Gross Margin                           1,666.3   1,182.8                       2,849.1
Store operating, general and
administrative expense                (1,693.5) (1,149.4)       (65.2)   (3)  (2,908.1)

Loss (income) from operations            (27.2)     33.4        (65.2)           (59.0)
(Loss) gain on sale of Canadian
operations                                (1.3)                                   (1.3)

Interest expense                         (65.9)    (62.3)       (23.6)   (5)    (151.8)
Interest and dividend income               9.0                   (8.8)   (5)       0.2
Equity in earnings of Metro, Inc.         40.0                  (40.0)   (6)       0.0
Loss from continuing operations
before income taxes                      (45.4)    (28.9)      (137.6)          (211.9)
Benefit from income taxes                 58.1      10.6          0.0             68.7
  Loss (income) from continuing
  operations after taxes and
  before nonrecurring charges or
  credits directly attributable
  to the transaction                      12.7     (18.3)      (137.6)          (143.2)

Per share data:

Income (loss) per share:
  Basic                                   $0.31   $(0.35)                       ($2.97)
  Diluted                                 $0.30   $(0.35)                       ($2.97)

Weighted average number of shares outstanding:
  Basic                              41,430,600  52,107,547                    48,211,650
  Diluted                            41,902,358  52,107,547                    48,211,650



 (1) 53 Weeks ended February 3, 2007



         Unaudited Pro Forma Condensed Combined Statement of Operations
                    For the 28 Weeks Ended September 8, 2007

(dollars in millions, except share and per share amounts)




                                      Historical   Historical                      Acquisition
                                         A&P        Pathmark     Acquisition         Date Pro
                                       Sept. 8,      Aug. 4,     Pro Forma            Forma
                                         2007        2007(1)    Adjustments Note    Combined
                                      ----------   ----------   ----------- ----    ----------
Sales                                   2,953.5      1,997.5                         4,951.0
Cost of merchandise sold               (2,031.9)    (1,411.9)                       (3,443.8)
Gross margin                              921.6        585.6                         1,507.2
Store operating, general and
administrative expense                   (920.6)      (587.9)      (35.1)   (3)     (1,543.6)

Income (loss) from operation                1.0         (2.3)      (35.1)              (36.4)
Loss on sale of Canadian
operations                                 (0.3)                                        (0.3)
Gain on sale of shares of Metro, Inc.      78.4                                         78.4
Interest expense                          (34.3)       (31.8)      (12.7)   (5)        (78.8)
Interest and dividend income                8.3                     (5.7)   (5)          0.4
                                                                    (2.2)   (6)
Equity in earnings of Metro, Inc.           7.9                     (7.9)   (6)          0.0
Income (loss) from continuing
operations before income taxes             61.0        (34.1)      (63.6)              (36.7)
Benefit (provision) from income
taxes                                      (2.5)         6.8                             4.3
  Income (loss) from continuing
  operations after taxes and
  before nonrecurring charges or
  credits directly attributable to
  the transaction                          58.5        (27.3)      (63.6)              (32.4)

Per share data:
Income (loss) per share:
  Basic                                    $1.39      $(0.52)                          ($0.67)
  Diluted                                  $1.38      $(0.52)                          ($0.67)
Weighted average number of shares outstanding:
  Basic                               41,857,990  52,379,099                       48,639,040
  Diluted                             42,358,715  52,379,099                       48,639,040


(1)   26 Weeks ended August 4, 2007

            Unaudited Pro Forma Condensed Combined Statement of Operations
                         For the 28 Weeks Ended September 9, 2006
             (dollars in millions, except share and per share amounts)




                                      Historical Historical                         Acquisition
                                         A&P      Pathmark     Acquisition             Date
                                       Sept. 9,   July 29,      Pro Forma            Pro Forma
                                          2006     2006(1)     Adjustments Note      Combined
                                      ---------- ----------    ----------- ---      -----------


Sales                                   2,890.0    2,001.4                           4,891.4
Cost of merchandise sold               (1,990.8)  (1,427.0)                         (3,417.8)
Gross Margin                              899.2      574.4                           1,473.6
Store operating, general and
administrative expense                   (913.1)    (567.0)        (35.1)   (3)     (1,515.2)

(Loss) income from operation              (13.9)       7.4         (35.1)              (41.6)
Loss on sale of Canadian
operations                                 (0.3)                                        (0.3)
Gain on sale of shares of Metro,
Inc.
Interest expense                          (34.8)     (30.9)        (12.7)   (5)        (78.4)
Interest and dividend income                6.3                     (5.7)   (5)          0.6
Equity in earnings of Metro, Inc.          19.8                    (19.8)   (6)          0.0
Loss from continuing operations
before income taxes                       (22.9)     (23.5)        (73.3)             (119.7)
Benefit from income taxes                  14.4        9.3                              23.7
  Loss from continuing operations
  after taxes and before
  nonrecurring charges or credits
  directly attributable to the
  transaction                              (8.5)     (14.2)        (73.3)              (96.0)

Per share data:
Income (loss) per share:
  Basic                                   ($0.21)   ($0.27)                           ($1.99)
  Diluted                                 ($0.21)   ($0.27)                           ($1.99)
Weighted average number of shares outstanding:
  Basic                               41,362,113  52,039,381                      48,143,163
  Diluted                             41,362,113  52,039,381                      48,143,163



(1)   26 Weeks ended July 29, 2006


      Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(dollars in millions, except share and per share amounts)


Note 1--Basis of Presentation

Acquisition

      These unaudited pro forma condensed combined financial statements ("pro forma financial statements") have been prepared based upon historical financial statements of A&P and Pathmark, giving effect to the merger and other related adjustments described in these footnotes. These pro forma financial statements should be read in conjunction with the historical financial statements of A&P and Pathmark.

      These pro forma financial statements and adjustments are based on preliminary internal estimates and assumptions made by management and have been made solely for purposes of developing these pro forma financial statements to aid in the analysis of the impact of the merger to A&P. These pro forma financial statements are not necessarily indicative of the results of operations that would have been achieved had the merger actually taken place on the dates indicated and do not purport to be indicative of future financial position or operating results.

         The transaction was completed on December 3, 2007 and had been subject to regulatory approval which was recently received and accordingly access to information required to prepare the pro forma financial statements was limited prior to consummation of the merger. The actual results of the transaction reported by the combined company in periods following the merger may differ from that reflected in these pro forma financial statements depending on the actual assets acquired after required regulatory disposals and final fair values assigned to amortizable assets and liabilities.

      The allocation of the purchase price and its impact on the statement of operations may differ depending on the final fair values assigned to amortizing assets and liabilities and their related actual remaining useful lives; including the following categories of intangible assets and liabilities:

        o        Favorable/unfavorable leases

        o        Favorable/unfavorable contracts

        o        Benefit plan obligations

        o        Pharmacy scripts

        o        Customer relationships

      The allocation of the purchase price to assets which will not be amortized may also impact classification on the balance sheet depending on the final fair values assigned; including the following categories of intangible assets:

        o        Trade name

        o        Goodwill

      The Unaudited Pro Forma Condensed Combined Balance Sheet was prepared using the unaudited historical consolidated financial statements of A&P and Pathmark, as of September 8, 2007 and August 4, 2007, respectively. The pro forma adjustments to the historical balances, except as otherwise noted herein, give effect to the merger as if it occurred on September 8, 2007.

      The Unaudited Pro Forma Condensed Combined Statement of Operations for the 52-week fiscal year ended February 24, 2007 was prepared using the audited historical consolidated statements of operations of A&P and Pathmark for the 52 weeks ended February 24, 2007 and the 53 weeks ended February 3, 2007, respectively. The Unaudited Pro Forma Condensed Combined Statements of Operations for the 28-week period ended September 8, 2007 was prepared using the unaudited historical consolidated statements of operations of A&P and Pathmark for the 28 weeks ended September 8, 2007 and the 26 weeks ended August 4, 2007, respectively. The Unaudited Pro Forma Condensed Combined Statement of Operations for the 28 week period ended September 9, 2006 was prepared using the unaudited historical Consolidated Statements of Operations of A&P and Pathmark for the 28 weeks ended September 9, 2006 and the 26 weeks ended July 29, 2006, respectively. The Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended February 24, 2007 and for the period ended September 8, 2007 give effect to the acquisition as if the acquisition occurred on the first day of the period presented (i.e., February 26, 2006 and February 25, 2007, respectively).

Disposition of Assets

Midwest and Greater New Orleans

         During the first half of fiscal year 2007, A&P disposed of and therefore classified its assets in the Midwest and the Greater New Orleans area as "Assets Held for Sale" on its Form 10-Q Consolidated Balance Sheets pursuant to the requirements of SFAS 144. SFAS 144 requires that once properties are identified as held for sale, they are no longer depreciated, valued on an asset-by-asset basis at the lower of carrying amount or fair value less costs to sell, and reclassified as a current asset to "Assets held for sale" on our Consolidated Balance Sheets. As of September 8, 2007, sale transactions for a majority of the Midwest locations have been completed, with final negotiations pending on one store location. In addition, in accordance with SFAS 144, the criteria necessary to classify the operations in both the Greater New Orleans area and the Midwest as discontinued have been satisfied and such, have been reclassified in our Consolidated Statements of Operations for the 28 weeks ended September 8, 2007 and September 9, 2006. The disposition of the stores in the Greater New Orleans area were completed during the second half of fiscal 2007 and are subject to customary closing conditions. The pro forma balance sheet has not been adjusted to reflect the impact of the disposition of the final store location in the Midwest and the stores in the Greater New Orleans area as proceeds approximated net book value and any adjustments are considered immaterial.

Federal Trade Commission ("FTC") Dispositions

      As a result of review by the FTC, A&P entered into signed asset disposition agreements which are currently scheduled to close prior to January 10, 2008 and will dispose of six individual store locations (five A&P stores and one Pathmark store) that are reflected in the historical financial statements contained in these pro forma financial statements. The combined stores had Inventory and Property-net book value of approximately $7.0 million and $10.9 million, respectively, as of the date of the pro forma balance sheet. The five A&P stores had Inventory and Property-net book value of approximately $5.6 million and $7.7 million, respectively, as of the date of the pro forma balance sheet. The Pathmark store had Inventory and Property-net book value of approximately $1.4 million and $3.2 million, respectively as of the date of the pro forma balance sheet. Sales for the combined locations were approximately $147.6 million, $78.3 million and $76.7 million for the fiscal year 2006 and twenty-eight weeks ended September 8, 2007 and September 9, 2006, respectively. Sales for the five A&P locations combined were approximately $109.7 million, $59.4 million and $58.1 million for the fiscal year 2006 and twenty-eight weeks ended September 8, 2007 and September 9, 2006, respectively. Sales for the Pathmark location were approximately $37.9 million, $18.9 million and $18.6 million for the fiscal year 2006 and twenty-six weeks ended August 4, 2007 and July 29, 2006, respectively. Income (loss) from operations before income taxes for the combined locations combined was approximately $0.7 million, $0.8 million and ($0.2) million for the fiscal year 2006 and twenty-eight weeks ended September 8, 2007 and September 9, 2006, respectively. Income from operations before income taxes for the five A&P locations combined was approximately $0.9 million, $0.7 million and $0.1 million for the fiscal year 2006 and twenty-eight weeks ended September 8, 2007 and September 9, 2006, respectively. Income (loss) from operations before income taxes for the Pathmark location was approximately ($0.2) million, $0.1 million and ($0.3) million for the fiscal year 2006 and twenty-six weeks ended August 4, 2007 and July 29, 2006, respectively. Depreciation for the combined locations was approximately $3.1 million, $1.6 million, and $1.6 million for the fiscal year 2006 and twenty-eight weeks ended September 8, 2007 and September 9, 2006, respectively. Depreciation for all five A&P locations combined was approximately $2.4 million, $1.2 million, and $1.3 million for the fiscal year 2006 and twenty-eight weeks ended September 8, 2007 and September 9, 2006, respectively. Depreciation for the Pathmark location was approximately $0.7 million, $0.4 million, and $0.4 million for the fiscal year 2006 and twenty-six weeks ended August 4, 2007 and July 29, 2006, respectively. For purposes of these pro forma financial statements, A&P has excluded any adjustments for these dispositions due to immateriality.

Note 2--Purchase Price


         The purchase price included in these pro forma financial statements is preliminary and is based on information that was available to management of A&P and Pathmark at the time these pro forma financial statements were prepared. Accordingly, the purchase price will change and the impact of such changes could be material.

         Each share of Pathmark common stock outstanding was converted into
0.12963 shares of A&P common stock (together with cash in lieu of fractional shares) and $9.00 in cash.

         A&P assumed the obligations of Pathmark in the 2000 Warrant Agreement such that the warrant holders under the 2000 Warrant Agreement shall have the right to purchase 0.12963 A&P common stock and receive $9.00 per share upon receipt of the $22.31 exercise price. The value of these warrants calculated using the Black-Scholes method is $0.20 per warrant.

         For Pathmark stock options either (1) granted prior to June 9, 2005 that have exercise prices less than the fair market value of the underlying stock (where consents are not obtained) or (ii) granted prior to June 9, 2005 that have exercise prices greater than or equal to the fair market value of the underlying stock, A&P issued 1,107,154 A&P stock options in lieu of cash. The A&P stock options issued have a fair value in excess of the exchanged Pathmark stock options of approximately $2.3 million which is recognized as compensation expense for purposes of these pro forma financial statements in the Accumulated earnings (deficit) line of the Unaudited Pro Forma Condensed Combined Balance Sheet. (This charge is not reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations.) See "--Note 4--Financing" for additional information.

         Each Pathmark restricted common stock unit or restricted share outstanding was converted into cash equal to $8,255,407. Each Pathmark outstanding option granted on or after June 9, 2005 and each option granted prior to June 9, 2005 to the extent consents were obtained was converted into cash equal to $13,702,115. See "--Note 4-Financing" for additional information.

         Additionally, A&P issued roll-over stock warrants to the Yucaipa Investors under a formula whereby each Pathmark warrant will be converted into the right to receive 0.46296 A&P warrants (together with cash in lieu of fractional shares) at an exercise price equal to their existing exercised prices divided by 0.46296. Settlement of these warrants is subject to the Tengelmann Stockholder Agreement, which causes these instruments to be accounted for as a liability that is adjusted to market at each balance sheet date. See "--Note 4--Financing" for additional information.

         A&P used a market price of $32.08 for A&P shares, the average quoted market price of A&P common stock for two trading days before and two trading days after the merger was announced, when calculating the value of the A&P common stock that will be issued in this transaction and the value of warrants under the 2000 Warrant Agreement that will be assumed.

         A&P used a quoted closing market price of $12.90 for Pathmark shares when determining the amount of cash that was paid to buy out Pathmark options, restricted stock and restricted stock unit holders. This was the quoted closing market price of Pathmark common stock on November 30, 2007, the last trading day before the transaction closing date of December 3, 2007. To calculate the value of issued roll-over options using the Black-Scholes valuation model, A&P used the average quoted closing price for the two days prior to the closing date and the closing date of $12.92. Following are Black-Scholes values used for each of the roll-over stock options that had an exercise price exceeding market price of the Pathmark common stock as of November 30, 2007, or where consents were not obtained for pre-June 9, 2005 options:



                                              Black-Scholes
         Option Tranche                     Value per Option
         ---------------------------        ----------------
         10/25/2000                          $........3.37
         3/29/2001                           $........2.85
         10/4/2001                           $........2.36
         9/12/2002                           $........6.24
         6/13/2003                           $........8.47
         9/25/2003                           $........8.66
         6/11/2004                           $........9.06


         A&P used a market price of $30.05 for A&P shares when calculating the value of warrants under the Yucaipa Warrant Agreement that was assumed. This was the quoted closing price of A&P common stock on November 30, 2007, the last trading day before the transaction closing date of December 3, 2007.



Purchase price paid as:


     Equity issued to Pathmark common stockholders                                                      $    217.6
     Issuance to Pathmark option holders                                                                       8.9
     Issuance to Pathmark 2005 warrant holders                                                               177.0
     Issuance to Pathmark 2000 warrant holders                                                                 1.1
                                                                                                       --------------
     Total equity consideration                                                                              404.6
                                                                                                       --------------
     Cash paid to redeem Pathmark debt                                                                       485.2
     Cash paid to Pathmark common stockholders at $9/share                                                   470.8
     Cash paid to Pathmark option, restricted stock and restricted stock unit holders                         21.9
     Cash paid for estimated transaction fees (excluding financing fees)                                      65.4
                                                                                                       --------------
          Total cash consideration                                                                        $1,043.3
                                                                                                       --------------
          Total consideration                                                                             $1,447.9
                                                                                                       ==============


Note 3--Purchase Price Allocation

      The purchase price allocation included in these pro forma financial statements is preliminary and is based on information that was available to management of A&P at the time these pro forma financial statements were prepared. Accordingly, the purchase price allocation will change and the impact of such changes could be material.

      Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the transaction date. Because the transaction was under regulatory review, access to the information required by management to value the assets and liabilities to be acquired was limited prior to the closing date. Therefore, these pro forma financial statements presume that the historical value of Pathmark's tangible assets and liabilities approximates fair value, except as noted herein. The actual values assigned may change significantly after a valuation is made. The allocation of the purchase price and its impact on the Statement of Operations may differ depending on the final fair values assigned to amortizing assets and liabilities and their related actual remaining useful lives, including the following categories of intangible assets and liabilities:

        o        Favorable/unfavorable leases

        o        Favorable/unfavorable contracts

        o        Benefit plan obligations

        o        Pharmacy scripts

        o        Customer relationships

      The allocation of the purchase price to assets which will not be amortized may also impact classification on the balance sheet depending on the final fair values assigned, including the following categories of intangible assets:

        o        Trade name

        o        Goodwill

      Pro forma adjustments are based on A&P management's preliminary internal estimates of fair values and eliminate the historical Pathmark Stockholders' equity accounts.

      A&P management based the allocation of purchase price to favorable leases and certain owned property of approximately $686.0 million and $200.7 million, respectively, on a preliminary valuation performed on properties owned and under lease by Pathmark as of August 4, 2007. (The net book value of these assets is approximately $347.8 million, resulting in a net step-up to estimated fair value of $538.9 million for purposes of these pro forma financial statements). Management will amortize the favorable leases over the remaining useful life of the original lease or the remaining useful life of the original lease plus one renewal option, depending on the probability of renewal at the closing date of the transaction. Management assumes the average estimated useful life is ten years and twenty years, respectively, for the favorable leases and owned property for purposes of calculating annual incremental amortization expense of approximately $52.6 million, $28.3 million and $28.3 million for the fiscal year 2006 and the twenty-eight weeks ended September 8, 2007 and September 9, 2006, respectively for these pro forma financial statements. These amounts will change depending on the actual useful lives of properties purchased, which will be evaluated upon closing and are not anticipated to be materially different from the lives used herein.

      Pathmark has entered into a leasehold assignment contract for the sale of its leasehold interests in one of its stores for $87.0 million. The Buyer has deposited $6.0 million as of December 3, 2007 in escrow as a deposit against the purchase price of the Lease, which is non-refundable to the Buyer, except as otherwise expressly provided. Consummation of the proposed transaction is subject to the satisfaction of certain closing conditions. Accordingly, although the proposed transaction is expected to close in the fourth quarter of fiscal 2007, neither the consummation of the proposed transaction nor the Company's receipt of the full proceeds from the sale of the Lease can be assured. The amounts related to this transaction are excluded from the estimated purchase price allocation included in these pro forma financial statements.

      A&P preliminarily estimates the value of Pharmacy Scripts acquired to be approximately $63.0 million with an estimated useful life of five years resulting in incremental estimated amortization expense of $12.6 million, $6.8 million and $6.8 million for the fiscal year 2006 and the second quarter fiscal 2007 and 2006, respectively, for the pro forma financial statements.

      Combined incremental depreciation and amortization expense of approximately $65.2 million, $35.1 million and $35.1 million for the fiscal year 2006 and the twenty-eight weeks ended September 8, 2007 and September 9, 2006, respectively has been recorded in these pro forma financial statements.

      A&P preliminarily estimates the increase in fair value of Inventories to be approximately $7.5 million.

      A&P management expects that a portion of the purchase price may be allocated to favorable and unfavorable contracts other than leases; however, management is not able to estimate the value of these contracts at this time. The value of any such contracts will be amortized over the estimated useful life of the contracts which will be determined at the time the valuation is made. Adjustments to reflect the value of benefit plan obligations will be determined upon the closing of the merger and final valuations; therefore no adjustments have been made to the pro forma financial statements. A&P management also believes that a significant amount of the purchase price will be allocated to Customer Relationships and Trade Name; however, management does not have any indication of the value of these assets at this time or any other intangible assets that may be identified during the valuation process and therefore no adjustments have been made to the pro forma financial statements. The value of Customer Relationships will be amortized over the estimated useful life of the assets, which will be determined at the time the valuation is made. A&P intends to continue use of the Pathmark Trade Name indefinitely and therefore this asset will not be amortized.

      The excess of the purchase price over the fair value of assets (tangible and intangible) and liabilities acquired will be allocated to Goodwill, which is not amortized. The amount of Goodwill assumed in these pro forma financial statements will change depending on the fair values allocated to the tangible and intangible assets and liabilities acquired.

      These preliminary adjustments are subject to the final outcome of independent analyses that are being conducted. The final valuation and amounts recorded will be based on (i) the actual net tangible and intangible assets assumed of Pathmark that exist as of the completion of the merger and (ii) certain valuations and other studies performed with the assistance of outside valuation specialists after the completion of the merger and may differ materially from the information presented in these pro forma financial statements.



          Reconciliation of historical book value of Pathmark net assets acquired
               Historical book value of Pathmark net assets as of August 4, 2007           $       102.6
               Less:
                   Goodwill                                                                       (144.7)
                   Deferred Financing Fees                                                          (6.6)
                                                                                           --------------
               Historical book value of Pathmark net assets acquired                               (48.7)
               Conforming accounting policy for insurance reserves (see Note 7)                    (16.0)
               Step-up in fair value of leased and owned property                                  538.9
               Fair value of Pharmacy Scripts                                                       63.0
               Step-up in value of Inventory                                                         7.5
               Deferred tax assets                                                                 123.4
               Deferred tax assets                                                                   6.7
               Deferred tax liability                                                             (252.8)
               Goodwill                                                                            563.8
               Debt to be refinanced
                  Current portion of long-term debt                                                 39.4
                  Long-term debt                                                                   422.7
                                                                                           --------------
               Total allocation of consideration                                           $     1,447.9
                                                                                           ==============



Note 4--Financing

      These pro forma financial statements reflect the actual financing of the acquisition of Pathmark and A&P management's best estimate of the amounts of financing fees at the time these pro forma financial statements were prepared.

     Restricted Cash

      A&P entered into a $675.0 million revolving credit facility (the "ABL facility"), and utilized the ABL facility to collateralize letters of credit thereby enabling A&P to fund a portion of the acquisition with the previously restricted cash of $190.0 million at September 8, 2007.

      In November 2007, A&P sold its remaining investment in Metro Inc. for proceeds, net of fees, of $345.1 million and utilized the entire amount of the proceeds to fund a portion of the acquisition. The investment in Metro is recorded at market value of $391.4 million on A&P's historical Consolidated Balance Sheet as of September 8, 2007. These pro forma balance sheet reflects the disposition of the historical market value with an adjustment to Accumulated earnings (deficit) of $46.3 million.

     Debt

      On the closing date, A&P borrowed $200.0 million under the ABL facility to fund a portion of the acquisition and to pay down the existing A&P credit facility (approximately $6.8 million at September 8, 2007).

      In addition, A&P borrowed $370.0 million under a bridge credit facility ("Bridge facility") from financial institutions to fund a portion of the acquisition. Proceeds from the Bridge facility and ABL facility were used in part to pay down the outstanding Pathmark debt (approximately $462.1 million at August 4, 2007, comprised of current and noncurrent debt of $39.4 million and $422.7 million, respectively). Of this amount, approximately $352.4 million relates to the Pathmark senior subordinated notes with a face value of $350.0 million. Approximately $375.5 million was placed in an irrevocable escrow fund on December 3, 2007 to redeem these notes on the call date of February 1, 2008 at a call price of 102.917%.

     A&P anticipates retiring the Bridge facility with alternative financing within one year; however, there can be no assurance that this will occur. The Bridge facility initially matures on the first anniversary of the merger closing date, at which point the loans thereunder will be converted, subject to the satisfaction of certain conditions such as no default under the Bridge facility and full payment of fees, into term loans and/or exchange notes that mature on the eighth anniversary of the merger closing date.


      A&P estimates the future maturities of debt on a pro forma basis as follows:




                                                                     Less than
                                                          Total        1 Yr.     1-3 Yrs.     4-5 Yrs.  Thereafter
                                                          -----        -----     --------     --------  ----------

9.375% Notes, due August 1, 2039                         $200.1          0.1                               200.0
ABL facility due 2012                                     200.0                                200.0
Bridge facility (assumed 13.0%)  (1)                      370.0                                            370.0
9.125% Notes due December 15, 2011                         12.9                                 12.9
Mortgages & Other                                           1.3          0.0        0.6          0.4         0.3
                                                           ----         ----        ---         ----        ----
                                                          784.3          0.1        0.6        213.3       570.3
                                                          =====         ====        ===        =====       =====



(1) If the Bridge facility is not repaid in full on or prior to the maturity date, the principal amount of the Bridge facility may, subject to certain conditions, be refinanced by a senior secured term loan due
         2015. At any time after the Bridge facility is rolled over into senior secured term loans, the bridge lenders may exchange the principal amount of the rollover loans for exchange notes due 2015.



      A&P issued 11,623,236 roll-over warrants in exchange for Pathmark's 2005 warrants under the Yucaipa Warrant Agreement in the transaction. The number of warrants to be issued was computed based on the number of Pathmark warrants outstanding on November 30, 2007 totaling approximately 25,106,350. Settlement of these warrants is subject to the Tengelmann Stockholder Agreement which causes these instruments to be accounted for as a liability that is adjusted to market at each balance sheet date. These warrants are valued using the price of A&P common stock of $30.05 per common share, the quoted market price of A&P common stock on November 30, 2007, the last trading day before the transaction closing date. The warrant liability will be marked to market at each reporting period. See "--Note 2--Purchase Price" above for additional information.

      Equity

      A&P issued 6,781,050 shares of A&P common stock to Pathmark common stockholders in the transaction. For purposes of computing the purchase price, the price of A&P common stock used is $32.08 per common share, the average quoted market price of A&P common stock for two trading days before and two trading days after the merger was announced. See "--Note 2--Purchase Price" above for additional information.

      A&P issued 1,107,154 roll-over stock options in exchange for options granted prior to June 9, 2005 that have exercise prices greater than or equal to $12.90, the quoted closing market price of Pathmark common stock on November 30, 2007, the last trading day before the closing date of the merger on December 3, 2007, or where consents were not obtained for options granted prior to June 9, 2005. For purposes of computing the purchase price, the options are valued using a Black-Scholes valuation model and a market price of $12.92, the average quoted closing market price of Pathmark common stock for the two days prior to the closing date and the closing date. See "--Note 2--Purchase Price" above for additional information.

      A&P assumed the 5,294,118 outstanding Pathmark 2000 warrants. Upon exercise each warrant will entitle the holder receive 0.12963 shares of A&P common stock and $9.00 in cash. For purposes of computing the purchase price, the 2000 Warrants are valued using a Black-Scholes valuation model using the price of A&P common stock of $32.08 per common share, the average quoted market price of A&P common stock for two trading days before and two trading days after the merger was announced. See "--Note 2--Purchase Price" above for additional information.




Source & Use of Funds
--------------------

Source of Funds



A&P Restricted cash                                                                                      $    190.0
Bridge facility                                                                                               370.0
ABL facility                                                                                                  200.0
Net proceeds from sale of Metro                                                                               345.1
Issuance of 11.6 million A&P warrants to Pathmark 2005 warrant holders                                        177.0
Issuance of 5.3 million A&P warrants to Pathmark 2000 warrant holders                                           1.1
Issuance of 1.1 million A&P stock options to Pathmark option holders                                           11.2
Issuance of 6.8 million common shares of A&P at $1.00 par value                                               217.6
                                                                                                         ----------
         Total Source of Funds                                                                           $  1,512.0
                                                                                                         ==========
Use of Funds
Purchase of Pathmark common shares
         Cash consideration at $9.00 per share                                              $  470.8
         Equity consideration                                                                  217.6          688.4
                                                                                            ---------
Purchase of Pathmark Options, Restricted Stock and RSUs                                                        21.9
Exchange of Pathmark warrants
         Issuance of 11.6 million A&P warrants to Pathmark 2005 warrant holders                177.0
         Issuance of 5.3 million A&P warrant to Pathmark 2000 warrant holders                    1.1          178.1
                                                                                            ---------
Exchange of Pathmark options
         Issuance of 1.1 million A&P stock options to Pathmark option holders                                  11.2
Pathmark Debt                                                                                                 485.2
Repay borrowings under former A&P Revolving Credit Agreement                                                    6.8
Transaction Costs (including financing fees)                                                                  120.4
                                                                                                         ----------
         Total Use of Funds                                                                              $  1,512.0
                                                                                                         ==========




Note 5--Interest Expense and Income

      A&P estimates that it will incur approximately $55.0 million in financing fees and expenses ($30 million for the Bridge facility and $25 million for the new ABL facility) which will be capitalized in "Other assets." The Bridge facility has a one-year term; however, after one year, the bridge facility automatically rolls over into term loans or exchange notes due 2015 subject to the satisfaction of certain conditions such as no default under the Bridge facility and full payment of fees. A&P anticipates retiring the Bridge facility with alternative financing within one year; however, there can be no assurance that this will occur. If the Bridge facility is retired with alternative financing, a portion of the $30 million would be amortized over the period the Bridge facility was outstanding and the remainder would be amortized over the life of the alternative financing. For purposes of these pro forma financial statements the Bridge facility financing fees are amortized over eight years. The ABL facility has a five-year term; therefore, the financing fees associated with this facility will be amortized over five years.

       The Bridge facility bears interest at an initial rate of LIBOR plus 6.50% per annum, which rate steps up 50 basis points on the earlier of the 30th day after the merger closing date and the date A&P's Shelf Registration Statement becomes effective, and thereafter increases an additional 50 basis points each subsequent month that elapses, subject to an interest rate cap. A&P has assumed a rate of 11.725% for purposes of these pro forma financial statements. The ABL facility will bear interest at variable rates, assumed to be 6.6% for purposes of these pro forma financial statements. Using these assumptions, incremental estimated interest expense including amortization of deferred financing fees is $23.6 million, $12.7 million and $12.7 million for the fiscal year 2006 and twenty-eight weeks ended September 8, 2007 and September 9, 2006, respectively, as calculated below.

      Further, these pro forma financial statements reflect a reduction in interest income of $8.8 million, $5.7 million and $5.7 million for the fiscal year 2006 and twenty-eight weeks ended September 8, 2007 and September 9, 2006, respectively, due to the use of restricted cash to fund a portion of the acquisition and collateralizing letters of credit with the new ABL facility. A change of 1/8% in the interest rate would result in an annual change in interest expense and net loss of $0.7 million, $0.4 million and $0.4 million for the fiscal year 2006 and twenty-eight weeks ended September 8, 2007 and September 9, 2006, respectively.



                                                                                     Annual         2nd Quarter Year
Incremental Interest Expense Adjustment                                              Amount              to Date
---------------------------------------                                       --------------------  ----------------
Bridge facility                                                                  $    43.3             $    23.3
Less interest expense on Pathmark repaid debt                                    $   (36.6)            $   (18.6)
Incremental ABL facility interest                                                $     7.9             $     3.2
Incremental letter of credit fee for insurance reserves                          $     1.7             $     0.9
Net incremental deferred financing fees                                          $     7.3             $     3.9
Total                                                                         -------------------- -----------------
                                                                                 $    23.6             $    12.7
                                                                              ==================== =================




Note 6--Investment in Metro Inc.

      A&P sold approximately 35% of its investment in Metro Inc. on March 13, 2007 for approximately $203.5 million and placed $190.0 million of the proceeds in a blocked account to fund a portion of the merger consideration. The sale of these shares resulted in A&P's diminished influence over Metro such that the accounting treatment for this investment changed from the equity method to an "available-for-sale" investment pursuant to FAS 115, "Accounting for Certain Investments in Debt and Equity Securities," and requires an adjustment to the "Investment in Metro Inc." to the market price at each balance sheet date through "Additional other comprehensive income."

      A&P sold the remainder of its investment in Metro during November 2007 and utilized the proceeds to fund a portion of the acquisition. The investment in Metro is recorded at market value on A&P's historical Consolidated Balance Sheet at September 8, 2007 as $391.4 million. Proceeds, net of fees were $345.1 million, a reduction from market value at September 8, 2007 of $46.3 million, which was recorded as an adjustment to Accumulated earnings (deficit) for purposes of these pro forma financial statements. A&P also eliminated $140.3 million of Other Comprehensive Income related to the sold investment as an adjustment to Accumulated earnings (deficit).

      For purposes of the Unaudited Pro Forma Condensed Combined Statement of Operations, A&P assumed the sale of all shares occurred at the beginning of the year and has eliminated the equity income from this investment in all periods presented and removed dividend income of $2.2 million for the twenty-eight weeks ending September 8, 2007.

Note 7--Conforming Accounting Methods

      Based on A&P's preliminary review of Pathmark's significant accounting policies, A&P estimates recording an additional $16.0 million for self-insurance reserves to conform Pathmark accounting policies to those of A&P which will be recorded through the purchase price allocation (see "--Note 3--Purchase Price Allocation" above). The difference in policy is attributable to A&P including expected legal fees in the calculation of the expected obligation. A&P does not expect this adjustment to have a significant impact on annual expense incurred. This amount could change based upon final valuation of the reserve.

      Any additional adjustments are not expected to be significant. Upon consummation of the merger, further review of Pathmark's accounting policies may result in required revisions to Pathmark's policies to conform to A&P.

Note 8--Income Tax Effect

      As a result of the merger, A&P calculated additional deferred tax liabilities of approximately $246.1 million ($538.9 million increase in assets for property and $63.0 million increase in assets for Pharmacy Scripts less $16 million increase in liability for self insurance reserve) multiplied by A&P's tax rate of 42%. The adjustment of $246.1 million is comprised of $6.7 million increase in current deferred tax assets and $252.8 million increase in noncurrent deferred tax liabilities. Prior to the merger, A&P maintained a valuation allowance of approximately $123.4 million on its net deferred tax assets including the impact of Metro. The pro forma adjustments include the net impact of the sale of Metro, additional deferred taxes provided upon acquisition reduced by the reversal of the valuation allowance, as part of the purchase price allocation.

Note 9-Cost Synergies and Restructuring

         These pro forma financial statements do not include any adjustments for any cost or other operating synergies that may result from the merger. A&P expects the transaction to generate significant synergies by the second year following the closing of the merger. Cost synergy opportunities in cost of goods and administration are expected to be achieved through increased scale, contract terminations, and the elimination of the overlap between the two companies.

         These pro forma financial statements do not include any adjustments resulting from integration planning or other nonrecurring charges resulting from the merger. The substantial majority of nonrecurring charges resulting from the merger will be comprised of employee termination costs and other exit costs related to the Pathmark business that are expected to be recognized in the opening balance sheet in accordance with EITF Issue No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." Other merger-related charges may be incurred that do not meet the criteria in EITF Issue No. 95-3, including employee termination and exit costs related to the A&P business, other integration-related costs, and the impacts of potential divestitures that are required by governmental authorities. A&P and Pathmark are collecting information in order to formulate the detailed integration plans to deliver planned synergies. At this time, however, the status of the integration plans and the merger-related costs are too uncertain to include in these pro forma financial statements. A&P, however, estimates costs incurred to restructure the combined organization to be approximately $115.0 million to be incurred over the first eighteen months after the closing of the merger. This amount is comprised of $30.0 million in capital costs mainly relating to Information System conversions and $85.0 million of costs related to severance, contract terminations, and other integration related expenses.


Note 10-Unaudited Pro Forma Combined Earnings Per Common Share

         Unaudited pro forma combined earnings per common share are computed in accordance with SFAS No. 128, "Earnings Per Share." Pro forma combined basic earnings per share of A&P common stock is computed by dividing: (i) pro forma combined net earnings by (ii) the weighted average number of shares of A&P common stock outstanding during the period as if the merger had occurred on the first day of the period presented, which are referred to as the basic shares.

         The average number of shares of Pathmark common stock outstanding have been adjusted to reflect the impact of the merger by applying the exchange ratios to amounts historically reported by Pathmark.

Weighted average pro forma combined number of common shares:




                                                                                           Q2               Q2
                                                                                      Year to Date     Year to Date
                                                                     Fiscal 2006*     Fiscal 2007*     Fiscal 2006*
                                                                     ------------     ------------     ------------


         A&P weighted average common shares, basic                   41,430,600        41,857,990      41,362,113
         Pathmark equivalent weighted average number of common
                   shares outstanding of A&P                          6,781,050         6,781,050       6,781,050
                                                                      ---------         ---------       ---------

         Total combined companies' weighted average number
                    of common shares outstanding, basic              48,211,650        48,639,040      48,143,163
         A&P common stock equivalents                                   471,758           426,498         510,198
         Pathmark equivalent roll-over warrants convertible
                   to common shares outstanding                       1,309,318         2,047,751       1,165,771
                                                                      ---------         ---------       ---------
         Total combined companies weighted average number
                   of common shares outstanding, diluted             49,992,726        51,113,289      49,819,132


* Because the Unaudited Pro Forma Condensed Combined Statement of Operations for fiscal 2006 presents a net loss, diluted earnings per share are presented as equivalent to basic earnings per share.

